Exhibit 4.1

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 5, 2013, by and among Audatex North America, Inc., a Delaware corporation (the “Issuer”), the guarantors set forth on the signature page hereto (collectively, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 2, 2013, providing for the issuance of an unlimited aggregate principal amount of 6.00% Senior Notes due 2021 (the “Notes”);

WHEREAS, Section 9.01(7) of the Indenture provides that additional Notes may be created and issued from time to time by the Issuer without notice or consent of the Holders, and the Indenture further provides that such additional Notes shall be treated as a single class with the Initial Notes for all purposes under the Indenture and shall have the same terms as to status, redemption or otherwise as the Initial Notes;

WHEREAS, the Issuer and the Guarantors desire to execute and deliver this Supplemental Indenture for the purpose of issuing $510,000,000 in aggregate principal amount of additional Notes, having identical terms as the Initial Notes (the “Additional Notes”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)	Additional Notes. As of the date hereof, the Issuer will issue, and the Trustee is directed to authenticate and deliver, the Additional Notes under the Indenture, having terms substantially identical in all material respects to the Initial Notes, at an issue price of 101.750%, plus accrued interest from July 2, 2013 through the date of delivery. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture. For all purposes of the Indenture, the term “Notes” shall include the Additional Notes.

(3)	NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(4)	Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(5)	Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

AUDATEX NORTH AMERICA, LLC

By:	/s/ Renato Giger
Name: Renato Giger
Title: Chief Financial Officer

GUARANTORS:
AUDATEX CANADA HOLDINGS, INC.
AUDATEX HOLDINGS, LLC
AUDATEX HOLDINGS, INC.
CLAIMS SERVICES GROUP, INC.
COLLISION REPAIR BUSINESS MANAGEMENT SERVICES, LLC
EXPLORE INFORMATION SERVICES, LLC
HOLLANDER, INC.
HYPERQUEST, INC.
LICENSE MONITOR, INC.
PROPERTY CLAIMS SERVICES, INC.
SOLERA HOLDINGS, INC.
SOLERA, INC.
SOLERA INTEGRATED MEDICAL SOLUTIONS, INC.
TITLE TECHNOLOGIES, INC.

By:	/s/ Renato Giger
Name: Renato Giger
Title: Chief Financial Officer

[Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Connie Jaco
Name:	Connie Jaco
Title:	AVP

[Supplemental Indenture]